EDAC TECHNOLOGIES REPORTS NINTH CONSECUTIVE QUARTERLY PROFIT
FARMINGTON, Conn., May 2, 2006 – EDAC Technologies Corporation (OTC Bulletin Board: EDAC.OB), a designer and manufacturer of tools, fixtures, jet engine components, injection molds and spindles, today reported results for the first quarter of 2006.
Sales for the first quarter of 2006 were $9,596,000 and net income was $293,000 or $0.06 per diluted share, versus sales of $8,016,000 and net income of $963,000 or $0.20 per diluted share for the first quarter of 2005. The first quarter of 2005 benefited from debt forgiveness of $750,000. Income from operations for the quarter decreased slightly from $620,000 in 2005 to $611,000 in 2006 due to $226,000 of costs incurred in the first quarter 2006 associated with expansion of our manufacturing capacity by approximately 24,000 square feet and other non-recurring expenditures.
Dominick A. Pagano, President and Chief Executive Officer, said, “We are very pleased with the continued strong results. Our total backlog increased from $21,700,000 at the end of the fiscal 2005 to $25,000,000 at the end of the first quarter. As recently announced, our Precision Aerospace product line has received over $10.6 million in orders since the beginning of the year including EDAC’s first military contract in excess of $1 million. We are also pleased that all of our long-term debt is at fixed rates of interest. Our 2006 capital plan includes approximately $3.7 million in machinery and equipment additions to increase production requirements and capacity. Through the first quarter we have invested over $1 million in machinery and equipment and have made commitments for an additional $1.5 million. We’ve made these investments to meet our sales backlog requirements and to further position us for future growth. We will continue to pursue opportunities that will strengthen EDAC for the long term.”
About EDAC Technologies Corporation
EDAC Technologies Corporation is a diversified manufacturing company primarily offering (i) design and manufacturing services for the aerospace industry in such areas as jet engine parts, special tooling, equipment, gauges and components used in the manufacture, assembly and inspection of jet engines (ii) high-precision fixtures, gauges, dies and molds and (iii) the design, manufacture and repair of precision spindles, which are an integral part of numerous machine tools found in virtually every manufacturing environment.
Cautionary Statement Regarding Forward Looking Statements — This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The Company uses words such as “plans,” seeks,” “projects,” “expects,” “believes,” “may,” “anticipates,” “estimates,” “should,” and similar expressions to identify these forward looking statements. These statements are subject to risks and uncertainties and are based upon the Company’s beliefs and assumptions. There are a number of important factors that may affect the Company’s actual performance and results and the accuracy of its forward-looking statements, many of which are beyond the control of the Company and are difficult to predict. These important factors include, without limitation, factors which could affect demand for the Company’s products and services such as general economic conditions and economic conditions in the aerospace industry and the other industries in which the Company competes; competition from the Company’s competitors; and the Company’s ability to enter into satisfactory financing arrangements. These and other factors are described in the Company’s annual and quarterly reports filed from time to time with the Securities and Exchange Commission. In addition, the forward-looking statements included in this press release represent the Company’s expectations and beliefs as of the date of this release. The Company anticipates that subsequent events and developments may cause these expectations and beliefs to change. However, while the Company may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation or intention to do so.

EDAC TECHNOLOGIES CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
UNAUDITED

	For the quarter ended
	April 1,	April 2,
	2006	2005
Sales	$9,595,579	$8,016,174

Cost of Sales	7,970,934	6,668,892

Gross Profit	1,624,645	1,347,282

Selling, General and Administrative Expenses	1,013,865	726,891

Income From Operations	610,780	620,391

Non-Operating Income (Expense):

Interest Expense	(153,399)	(160,335)
Gain on Debt Forgiveness	—	750,000
Other	14,388	13,646

Income Before Income Taxes	471,769	1,223,702

Provision for Income Taxes	179,000	261,000

Net Income	$292,769	$962,702

Income per common share data:
Basic income per share	$0.06	$0.22

Diluted income per share	$0.06	$0.20

Weighted average shares outstanding:
Basic	4,506,145	4,459,203
Diluted	4,791,735	4,718,209

EDAC TECHNOLOGIES CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS

	(Unaudited)	(Audited)
	April 1,	December 31,
	2006	2005
ASSETS
CURRENT ASSETS:
Cash	$1,817,258	$2,468,964
Accounts receivable	6,641,032	5,587,305
Inventories, net	4,059,222	4,296,839
Prepaid expenses and other current assets	270,801	81,210
Refundable income taxes	54,984	54,984
Deferred income taxes	769,864	769,864

Total current assets	13,613,161	13,259,166

PROPERTY, PLANT AND EQUIPMENT	28,852,023	27,829,014
Less: accumulated depreciation	19,350,155	18,861,156

	9,501,868	8,967,858

DEFERRED INCOME TAXES	1,440,989	1,440,989

OTHER ASSETS	103,124	108,833

TOTAL ASSETS	$24,659,142	$23,776,846

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Current portion of long-term debt	$1,552,472	$1,404,053
Trade accounts payable	2,991,476	2,427,866
Employee compensation and amounts withheld	1,297,621	1,397,897
Accrued expenses	572,405	706,861
Customer advances	68,776	284,671

Total current liabilities	6,482,750	6,221,348

LONG-TERM DEBT, less current portion	8,107,246	7,791,530

OTHER LONG-TERM LIABILITIES	965,823	965,823

SHAREHOLDERS’ EQUITY:
Common stock	11,267	11,261
Additional paid-in capital	9,464,928	9,452,525
Retained earnings	1,309,553	1,016,784
Accumulated other comprehensive loss	(1,682,425)	(1,682,425)

Total shareholders’ equity	9,103,323	8,798,145

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$24,659,142	$23,776,846

Contact:
           Glenn L. Purple
           Vice President-Finance
           860 677-2603